--------------------------------------------------------------------------------
                                  EXHIBIT 4.5
                     Guaranteed Minimum Account Value Rider
                                     LR-164
--------------------------------------------------------------------------------
                     AMERICAN UNITED LIFE INSURANCE COMPANY(R)

                                [GRAPHIC OMITTED]

                     GUARANTEED MINIMUM ACCOUNT VALUE RIDER


This rider is made part of the Contract to which it is attached and is effective on the Issue Date of the Contract.


Benefit

If your Contract is still in force at end of the tenth, twentieth, and thirtieth Contract Years, your Account Value will be adjusted to be the greater of:

1. The Account Value on that Contract Anniversary, or

2. The Premiums paid under the Contract multiplied by the appropriate factor shown on the Policy Data Page, less an adjustment for amounts previously withdrawn.


Cost for the Rider

The charge for this rider is shown on the Policy Data Page. Charges for this rider will cease upon termination of the rider.


Termination

This rider will terminate when the Contract is terminated or annuitized. Any transfer of Account Value to any Investment Account not listed on the Policy Data Page as approved for use with this benefit will also terminate the rider. If the rider is terminated, it may not be reinstated.

American United Life Insurance Company(R)




Secretary


LR-164                                                                     12-98